EXHIBIT 23.2


                          INDEPENDENT AUDITOR'S CONSENT


We consent to the use in amendment no. 3 to the registration statement of The Leather Factory, Inc. on Form S-3 filed with the Securities and Exchange Commission (Registration No. 333-07147) of our report dated February 17, 2004, of our audit of the consolidated financial statements of The Leather Factory, Inc. as of December 31, 2003, and for the year then ended, which report is included in the Annual Report on Form 10-K of The Leather Factory, Inc. for the year ended December 31, 2003. We also consent to the reference to our firm under the caption "Experts."


WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
November 16, 2004


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